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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                         SCICLONE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   80862K 10 4
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages.


---------------------------------------                                        --------------------------------------
CUSIP NO. 80862 10 4                                     13G                             Page 2 of 5 Pages
          ----------
---------------------------------------                                        --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            THOMAS E. MOORE
            ###-##-####
----------- ---------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            NOT APPLICABLE                                                                              (a)  [  ]
                                                                                                        (b)  [  ]
----------- ---------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
----------- ---------------------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

        NUMBER OF                     3,317,381 (AS OF DECEMBER 31, 1996)
                           ---------- -------------------------------------------------------------------------------
         SHARES                6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                      NOT APPLICABLE
                           ---------- -------------------------------------------------------------------------------
         BY EACH               7      SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                       3,317,381 (AS OF DECEMBER 31, 1996)
                           ---------- -------------------------------------------------------------------------------
          WITH                 8      SHARED DISPOSITIVE POWER

                                      NOT APPLICABLE
-------------------------- ---------- -------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,317,381 (AS OF DECEMBER 31, 1996)
----------- ---------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

----------- ---------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            18.84% (AS OF DECEMBER 31, 1996)
----------- ---------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

            IN
----------- ---------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILING OUT!

                                                      Page 2 of 5 pages

Schedule 13G
Thomas E. Moore (cont.)

Item 1.

          (a)     Name of Issuer:  SciClone Pharmaceuticals, Inc.

          (b)     Address of Issuer's Principal Executive Offices:

                  901 Mariner's Island Boulevard, Suite 315, San Mateo, CA 94404

Item 2.

          (a)     Name of Person Filing:

                  Thomas E. Moore

          (b)     Address of Principal Business Officer or, if none, Residence:

                  26201 Dori Lane
                  Los Altos Hills, CA 94022

          (c)     Citizenship:  United States

          (d)     Title of Class of Securities:  Common Stock

          (e)     CUSIP Number:  80862K 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b). . .

                  Not applicable.

Item 4.           Ownership

          (a)     Amount Beneficially Owned:

                  3,317,381 Common Stock, as of December 31, 1996

          (b)     Percent of Class:  18.84%, as of December 31, 1996

          (c)     Number of shares as to which such person has:

                   (i)      sole power to vote or to direct the vote:  3,317,381

                   (ii)     shared power to vote or to direct the vote:  -0-

                   (iii) sole power to dispose or to direct the disposition of: 3,317,381

                               Page 3 of 5 pages.

Schedule 13G
Thomas E. Moore (cont.)


                  (iv) shares power to dispose or to direct the disposition of: -0-

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent of Behalf of Another
                  Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of the Group

                  Not applicable.

Item 10.          Certification

                  Not applicable.


                               Page 4 of 5 pages.

Schedule 13G
Thomas E. Moore (cont.)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1997


                                                   /s/
                                                 -----------------------------
                                                     THOMAS E. MOORE

                               Page 5 of 5 pages.